EXHIBIT 99.1

                                                                 PRESS RELEASE

CONTACT:          MARTIN M. SHEA                         FOR IMMEDIATE RELEASE
                  TRIARC COMPANIES, INC.
                  212/451-3030


                     TRIARC TO ACQUIRE SNAPPLE BEVERAGES

NEW YORK, New York, March 27, 1997 -- Triarc Companies, Inc. (NYSE:TRY), announced today that it has entered into a definitive agreement to acquire Snapple Beverage Corp. from The Quaker Oats Company for $300 million in cash, subject to certain post-closing adjustments. The acquisition is expected to be consummated during the second quarter of 1997, subject to customary closing conditions, including Hart-Scott-Rodino antitrust clearance.

Snapple, with its ready-to-drink teas and juice drinks, is a market leader in the premium beverage category. Snapple had 1996 sales of approximately $550 million. Triarc, which owns Mistic Brands, will operate Snapple and Mistic under the leadership of Michael Weinstein, chief executive officer of the Triarc Beverage Group. This transaction will transform the Triarc Beverage Group into a leader in the premium beverage category.

"We are very proud to be the future owners of a brand as great as Snapple and believe that our strong management team led by Triarc Beverage Group's Mike Weinstein will be able to move our beverage business forward," said Nelson Peltz, chairman and chief executive officer of Triarc. "Our strategy at Triarc revolves around our ability to acquire brands and combine them under talented management to deliver value to our shareholders. The acquisition of Snapple beverages fits very well into that overall objective," continued Peltz.


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"Through the combination of these great brands, we will have products which will enjoy premium status in their various distribution channels. This top level positioning should strengthen our relationship with the independent beverage distribution system," said Peter W. May, president and chief operating officer of Triarc. According to Mike Weinstein, "Snapple defines the premium beverage category, and we are excited about this acquisition due to Snapple's strong consumer equity and broad synergy potential with our Mistic Brands."

Through its four businesses, beverages (Royal Crown Company, Mistic Brands, Inc.), restaurants (Arby's, Inc.), liquefied petroleum gas (National Propane), and specialty dyes and chemicals (C.H. Patrick), Triarc Companies currently has annual revenues of nearly $1 billion.

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